Exhibit 10.20
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of September 16, 2024, by and between David Buzby (“Executive”) and Stem, Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive is a member of the Board of Directors of the Company (the “Board”); and
WHEREAS, the Chief Executive Officer (“CEO”) of the Company stepped down as CEO effective September 11, 2024; and
WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept employment with the Company, as (a) the Executive Chairman of the Company, effective as of July 1, 2024 (the “Effective Date”) and (b) the interim CEO of the Company, effective as of September 11, 2024, in both cases pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
ARTICLE I
EMPLOYMENT BY THE COMPANY
1.1.Position and Duties. Subject to terms set forth herein, Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Executive Chairman and of interim CEO, and such other duties as are assigned to Executive by the Board. During the term of Executive’s employment with the Company, Executive shall devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and absences due to reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company; provided, that Executive, subject to Section 5.1(b), shall be permitted to continue serving in the current role he has as a Chairman of the board of directors of Wondrwall Group Ltd. and as a member of the board of directors of Spring Valley Acquisition, II.
1.2.Term. The term of this Agreement shall be deemed to have commenced on the Effective Date and shall terminate on the earlier of (a) the six (6) month anniversary of the Effective Date and (b) the termination of Executive’s employment under this Agreement. The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Term.”
1.3.Employment at Will. The Company will have the right to terminate Executive’s employment with the Company at any time, with or without cause, and, in the case of a termination by the Company, with or without prior notice. Executive will have the right to resign at any time and for any reason or no reason at all, upon 45 days’ advance written notice to the Company; provided, however, that if Executive has provided a resignation notice to the Company, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of Executive’s employment by the Company) and any requirement to continue salary or benefits shall cease as of such earlier date. Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and employee benefits through the date of termination
1.4.Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
ARTICLE II
COMPENSATION
2.1.Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $600,000 (“Base Salary”), less applicable taxes and withholdings, payable on the regular payroll dates of the Company (but no less often than monthly), subject to increase in the sole discretion of the Board or a committee of the Board. For the avoidance of doubt, Executive shall not be entitled to any compensation for service as a member of the Board during the Term other than the compensation provided for under this Agreement and continued vesting of any equity awards previously granted to Executive in connection with his Board service.
2.2.Annual Bonus. For the 2024 calendar year, Executive shall be eligible to receive a performance bonus (the “Annual Bonus”) targeted at one hundred twenty five percent (125%) of Base Salary, prorated for the portion of the year Executive serves as Executive Chairman and interim CEO, on such terms and conditions determined by the Board or a committee of the Board. The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board and will be (a) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board and (b) subject to Executive’s continued employment with the Company through the date the Annual Bonus is earned; provided, however, that in no event shall the Annual Bonus be less than 50% of the target Annual Bonus, prorated for the portion of the year Executive serves as Executive Chairman and interim CEO. The Annual Bonus will be paid at the same time as bonuses for other Company executives are paid related annual bonuses generally.
2.3.Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally. Notwithstanding the foregoing, this Section 2.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.
2.4.Additional Benefits. During the Term, Executive will be entitled to (a) a housing allowance in the amount of $6,700 per month to obtain a residence in San Francisco, and (b) reimbursement for reasonable and documented (i) travel expenses for travel between San Francisco (or other Company offices) and Executive’s personal residence, (ii) travel expenses for Executive’s spouse to travel to San Francisco one-two times per month, (iii) car rental expenses for Executive’s automobile use in San Francisco, and (iv) parking expenses related to Executive’s automobile use in San Francisco.
2.5.Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off (“PTO”) as provided from time to time under the Company’s PTO policies and as otherwise provided for executive officers, as it may be amended from time to time.
2.6.Equity Award. Executive will be eligible to receive an equity incentive grant in the form of stock options to acquire 400,000 shares of Company common stock at an exercise price equal to $1.00 per share, vesting in monthly installments over the six (6) months following the Effective Date (the “Option Grant”), subject to Executive’s continued employment with the Company as Executive Chairman/interim CEO through each vesting date; provided, that the Option Grant shall vest in full upon the occurrence of a Change in Control (as defined in the Company’s 2024 Equity Incentive Plan (the “2024 Plan”)). The Option Grant will be subject to the terms and conditions of the 2024 Plan and the applicable award agreement approved by the Board or a committee thereof (the “Award Agreement”), which shall be consistent with this Section 2.6.
ARTICLE III
SECTION 409A
3.1.Section 409A. Notwithstanding any provision to the contrary in this Agreement:
(a)All provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
(b)If Executive is deemed at the time of Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Section 409A(a)(2)(B)(i) of the Code period, all payments deferred pursuant to this Section 3.3(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(d)For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
3.2.Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after termination of employment.
3.3.Equity Coordination. For the avoidance of doubt, all equity awards, including stock options, restricted stock units and other equity-based compensation granted by the Company to Executive under the Company’s equity-based compensation plans shall be subject to the terms of such plans and Executive’s equity award agreements with respect thereto.
ARTICLE IV
PROPRIETARY INFORMATION AND CONFIDENTIALITY OBLIGATIONS
4.1.Proprietary Information. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, during Executive’s employment with the Company, which (a) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (c) resulted from any work Executive performed for the Company. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression

(whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which Executive can establish that no trade secret information of the Company were used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.
4.2.Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company and its affiliates hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment, Executive shall comply with this Section 4.2
(a)Both during the Term and thereafter, except as expressly permitted by this Agreement, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its affiliates. Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company or any of its affiliates, Executive shall not remove from facilities of the Company or any of its affiliates any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company or any of its affiliates. The covenants of this Section 4.2(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any of its affiliates.
(b)Notwithstanding any provision of Section 4.2(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i)disclosures to other employees, officers or directors of the Company or any of its affiliates who have a need to know the information in connection with the businesses of the Company or any of its affiliates;
(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties;
(iii)disclosures and uses that are approved in writing by the Board; or
(iv)disclosures to a person or entity that has (A) been retained by the Company or any of its affiliates to provide services to the Company and/or its affiliates and (B) agreed in writing to abide by the terms of a confidentiality agreement.
(c)Upon the expiration of the Term, and at any other time upon request of the Company, Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company or any of its affiliates. Within ten (10) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company or otherwise destroyed.
(d)“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of the Company, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company or any of its affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company or any of its affiliates owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its other applicable affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by the Company or any of its affiliates; (C) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or any of its affiliates; or (D) is required to be disclosed by applicable law.
(e)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
4.3.Nondisparagement. Subject to Section 4.2(e) above, Executive agrees that from and after the Effective Date, Executive will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company or any of its current or former directors, officers, members, managers, partners, or executives. The Company agrees that it will counsel its senior officers and directors to not make, publish, or communicate any disparaging or defamatory comments regarding Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s senior executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company or any of its affiliates.

4.4.Remedies. Executive’s and the Company’s duties under this Article IV shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Because of the difficulty of measuring economic losses to the Company and its affiliates as a result of a breach or threatened breach of the covenants set forth in this Article IV, Section 5.2 and Article VI, and because of the immediate and irreparable damage that would be caused to the Company and its affiliates for which they would have no other adequate remedy, Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article IV, as well as Executive’s obligations pursuant to Section 5.2 and Article VI below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any of its affiliates’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each of its affiliates at law and equity.
4.5.Modification. The covenants in this Article IV, Section 5.2 and Article VI, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). If it is determined by an arbitrator or a court of competent jurisdiction in any state that any restriction in this Article IV, Section 5.2 and Article VI is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the arbitrator or the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE V
OUTSIDE ACTIVITIES
5.1.Other Activities.
(a)Except as otherwise provided in Section 5.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless Executive obtains the prior written consent of the Board.
(b)Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, Executive shall be allowed to serve as chairman of the board of directors of Wondrwall Group, Ltd., so long as such service does not materially interfere with the performance of Executive’s duties hereunder. The Company acknowledges that, historically, the time requirement for Wondrwall board service has been approximately four hours per week of calls and four days in, or traveling to, the United Kingdom every three months. In addition, Executive shall be allowed to serve as a member of the board of directors of Spring Valley Acquisition, II, so long as such service does not materially interfere with the performance of Executive’s duties hereunder. The Company acknowledges that, historically, the time requirement for Spring Valley board service is 2 hours every 3 months.

5.2.Competition/Investments. During the term of Executive’s employment by the Company, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to compete directly with the Company or any of its affiliates, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation.
5.3.Defense of Claims; Cooperation. During the Term and thereafter, upon reasonable request from the Company, Executive shall use commercially reasonable efforts to cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that relate to Executive’s actual or prior areas of responsibility or knowledge. Executive shall further use commercially reasonable efforts to provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of the Company or any of its affiliates), that relates to Executive’s actual or prior areas of responsibility or knowledge.
ARTICLE VI NONINTERFERENCE
Executive shall not, during the Term and, solely with respect to clause (b) below, for twelve (12) months thereafter, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce attempt to solicit any of the Company’s (a) customers or clients to terminate their relationship with the Company or to cease purchasing services or products from the Company or (b) officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article VI. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VI is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VII
GENERAL PROVISIONS
7.1.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or electronic mail) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.

7.2.Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
7.3.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.4.Clawback. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any of its affiliates applicable to Executive, including, but not limited to, the Stem Inc. Clawback Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company and each of its affiliates reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
7.5.Waiver. Any waiver of this Agreement must be executed by the party to be bound by such waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
7.6.Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.
7.7.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.8.Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.9.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.
7.10.Effect of Termination. The provisions of Articles III, IV, VI and VII and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.
7.11.Third-Party Beneficiaries. Each affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Section 7.14 and Articles IV, V and VI and shall be entitled to enforce such obligations as if a party hereto.
7.12.Executive Acknowledgement. Executive acknowledges and agrees that (a) Executive was represented by counsel in connection with the negotiation of this Agreement, and (b) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.
7.13.Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 7.14 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in California.
7.14.Arbitration.
(a)Subject to Section 7.14(b), any dispute, controversy or claim between Executive and the Company or any of its affiliates arising out of or relating to this Agreement or Executive’s employment or engagement with the Company or any of its affiliates (“Disputes”) will be finally settled by confidential arbitration in the State of California in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 7.14 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 7.14, each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and Executive.
(b)Notwithstanding Section 7.14(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Articles IV through VI; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 7.14.
(c)By entering into this Agreement and entering into the arbitration provisions of this Section 7.14, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)Nothing in this Section 7.14 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 7.14 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

[Signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the date first written above.
STEM, INC.
By:
Name: Saul R. Laureles
Title: Chief Legal Officer and Corporate Secretary
Accepted and Agreed:

David Buzby

Signature Page to Executive Chair and Interim CEO Employment Agreement